Exhibit 10.11

SEVERANCE AGREEMENT

This Agreement is made as of the 8th day of November 2000 between TANGRAM ENTERPRISE SOLUTIONS, INC., a Pennsylvania corporation (“Tangram”), and Norman L. Phelps (“Employee”) against the following background:

A. Employee is employed by Tangram as President and Chief Executive Officer.

B. Employee possesses knowledge, experience and skill that Tangram believes are important for the future growth and success of Tangram.

C. The parties now wish to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1. Definitions. The following terms shall have the meanings assigned for purposes of this Agreement:

(a) “Cause” means:

(i)	conviction in a court of law for any felony offense which was committed in connection with the Employee’s employment with Tangram or which materially and adversely affects the reputation or business activities of Tangram,

(ii)	willful misconduct which materially and adversely affects the reputation or business activities of Tangram and which continues after written notice by the Company to the Employee or

(iii)	the Employee’s continuing material refusal to perform his duties as an employee, other than under the circumstances contemplated by Section 1(c)(ii), after receiving written notice from the Board of Directors of Tangram stating with specificity the nature of such failure or such refusal and, if requested by the Employee within ten days thereafter, the Employee’s opportunity to appear before the Board of Directors to respond to such notice.

(b) The term “Change in Control” means the first to occur of the following events:

(i)	any person or group of commonly controlled persons other than Safeguard Scientifics, Inc. (“Safeguard”) or any affiliate of Safeguard, owns or controls, directly or indirectly, 50 percent (50%) or more of the voting control of the capital stock of Tangram following the date of this agreement;

(ii)	following the date of this Agreement, the stockholders of Tangram approve an agreement to merge or consolidate with another corporation or entity other than any affiliate of Safeguard resulting (whether separately or in conjunction with a series of transactions) in a change in ownership of 50 percent (50%) or more of the voting control value of the capital stock of Tangram, or an agreement to sell or otherwise dispose of all or substantially all of the Tangram’s assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alternation in the nature of Tangram’s business; provided, however, a pledge, hypothecation or other similar disposition made at the time the Tangram enters into a bona fide financing transaction with a party which at the time of such transaction is not an affiliate of the Tangram would not constitute a change in control.

(c) “Termination of Employment” means

(i)	termination by Tangram of the employment of the Employee with Tangram for any reason other than death, physical or mental incapacity or Cause or,
(ii)	resignation of the Employee within six months after
(1)	any material adverse change in the Employee’s duties or responsibilities
(2)	the occurrence of a Change in Control, or
(3)	a reduction in any component of employees compensation package (base salary, bonus, benefits or other compensation).

2. Termination of Employment. In the event of a Termination of Employment, Tangram shall, in addition to any amounts due for periods prior to the Termination of Employment:

(a) pay the Employee an amount equal to one (1) year of the Employee’s annual salary at the rate in effect as of the effective date of the Termination of Employment, payable in equal installments at such times as Tangram pays other senior executives; provided that if a reduction in salary serves as the basis for Termination of Employment in Section 1(c), then such salary shall be the salary in effect prior to such reduction.

(b) pay the Employee a pro rata portion of the annual bonus to which the Employee would otherwise, but for the Termination of Employment, have been entitled for the year in which the Termination of Employment occurred proportionate to the portion of the year the Employee was employed by Tangram prior to the Termination of Employment; and

(c) for a period of one additional year following the Termination of Employment, continue or cause to be continued, the following benefits will be provided at the same cost and the same terms as in effect for other executives;

(i)	Medical coverage (including dental and vision for Employee and any previously covered dependents.)
(ii)	Employee Life Insurance in the amount of $320K and Accidental Death and Dismemberment benefits
(iii)	Company paid Long Term Care coverage
(iv)	Company paid Long Term Disability coverage
(v)	Participation in the Company’s Flexible Spending Account program
(vi)	Participation in the Company’s 401K plan, including the employer match

Should the Company enhance its benefit package during this period, the Employee will also be eligible to participate in those programs at the same cost/contribution required of active employees. If after the one-year severance period the Employee wishes to remain on the medical/dental coverage, the Employee will be eligible under COBRA.

(d) The Employee will not accrue any vacation, sick, or personal time during the severance period. However, the Employee will be reimbursed for any accrued, unused vacation for the year prior to the Termination of Employment.

(e) Only in the event of a Change of Control, vest all of the unvested option shares granted to the Employee under the then outstanding stock option awards.

3. Agreement Not to Compete. In the event of a Termination of Employment, the Employee shall not, during a period of one year following his Termination of Employment, participate without the written consent of Tangram as an employee, officer, consultant, director, advisor or otherwise in the management or operation of any business enterprise that engages in direct competition with any business conducted by Tangram at the time of the Termination of Employment. The limitations of this paragraph shall not apply to the mere ownership of securities in any enterprise.

4. Confidentiality. The Employee agrees that during and after his employment with Tangram the Employee will not divulge or appropriate to the Employee’s own use or the use of others any secret or confidential information or knowledge pertaining to the business of Tangram obtained during the Employee’s employment by Tangram unless the information is first disclosed to him by a person not currently or previously associated with Tangram or becomes publicly known through no fault of the Employee.

5. Effect of Agreement. The special severance arrangements set forth in this Agreement shall be in lieu of any other severance compensation then provided by Tangram, its successors or assigns. If the employment of the Employee by Tangram is terminated in a fashion that does not constitute a Termination of Employment, the Employee shall have no rights, benefits or obligations under this Agreement other than to comply with Section 5, provided, however, that this Agreement shall not limit any other rights or benefits to which he may be entitled as a result of the Employee’s termination.

6. Arbitration. Any disputes between Employee and Tangram in any way concerning this Agreement, any breach of this Agreement, or this Agreement’s enforcement, including the applicability of this paragraph, shall be submitted at the initiative of either party to mandatory arbitration before a single arbitrator and conducted pursuant to the rules of the American Arbitration Association then in effect, or its successor, provided, however, that this paragraph does not apply to, and the parties shall not be required to arbitrate any dispute or controversy regarding the employee’s duties and obligations described in paragraph 3 of this Agreement. The arbitrator shall be selected by joint agreement of the employee and Tangram, but if they do not so agree within 20 days of the date of request for Arbitration, the selection shall be made pursuant to the rules of the American Association of Arbitration then in effect, or its successor. The decision of the arbitrator may be entered as judgement in any court of the State of North Carolina. The Parties agree that the provision of North Carolina Uniform Arbitration Act, N.C. Gen. Stat. § 1-567.1 et. seq. shall apply to any controversy arising between them relating to this Agreement or the failure or refusal to perform the whole or part hereof, provided however, that neither this paragraph nor the North Carolina Uniform Arbitration Act shall apply to and the parties shall not be required to arbitrate any dispute or controversy regarding the Employee’s duties and obligations described in paragraph 3 of this Agreement.

7. Withholding of Taxes. Tangram may withhold from any payments under this Agreement all federal, state or local taxes as shall be required pursuant to any law, regulation or ruling.

8. Notices. Any notices or other communications under this Agreement shall be sufficient if in writing and delivered in person or sent by fax (with confirmation), reputable overnight delivery or registered or certified mail to the Employee at the last address the Employee has filed in writing with Tangram or, in the case of Tangram, at its principal executive offices.

9. Entire Agreement. This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understanding between the parties with respect to the subject matter hereof and may only be changed by agreement in writing between the parties.

10. Assignment. This Agreement shall be binding upon the parties hereto, the heirs and legal representatives of the Employee and successors and assigns of Tangram. Tangram shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Tangram, by agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Tangram would be required to perform it if no such succession had taken place.

11. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the substantive laws of the State of North Carolina.

TANGRAM ENTERPRISE SOLUTIONS, INC.

By:	/s/ Carl Wilson
Name:	Carl Wilson
Title:	Chairman, Compensation Committee

/s/ Norman L. Phelps Norman L. Phelps